Monday, March 5, 2007

FOR IMMEDIATE RELEASE

Royal Gold to Acquire Battle Mountain Gold Exploration

RENO, Nevada, March 5, 2007 – Battle Mountain Gold Exploration Corp. (OTC-BB:BMGX) (“Battle Mountain”) and Royal Gold, Inc. (NASDAQ:RGLD; TSX: RGL) and today announced that Battle Mountain has accepted Royal Gold’s proposal to acquire 100% of the fully diluted shares of Battle Mountain for approximately 1.57 million shares of Royal Gold common stock in a merger transaction. This represents a value of $0.60 per fully diluted share of Battle Mountain, or a 29% premium to the 20-day weighted average trading price of Battle Mountain as of Friday, February 23, 2007. The proposal is subject to satisfactory completion of due diligence, definitive documentation, and receipt of a fairness opinion satisfactory to Royal Gold’s Board of Directors, among other conditions.

To ensure continuity of Battle Mountain’s business, Royal Gold and Battle Mountain also entered into a binding term sheet, as of February 28, 2007, to provide up to $20 million in bridge financing to satisfy debt obligations and finalize royalty acquisitions. The bridge loan is convertible into Battle Mountain common stock at the election of Royal Gold, at $0.60 per share.

Tony Jensen, Royal Gold’s President and CEO, stated, “This transaction will further diversify our portfolio of producing royalties and strengthens our pipeline of development-stage assets, with the Dolores project expected to commence production later this year. We are pleased with both the near-term and long-term financial impacts this transaction will have on Royal Gold and will continue to remain vigilant in our search for further accretive opportunities.”

Mark Kucher, Battle Mountain Chairman and CEO, commented, “We are pleased to combine our assets with the premier precious metal royalty company in the business. Royal Gold has the experience, talent and resources to continue to provide an excellent return for our shareholders.”

In anticipation of this transaction, Royal Gold has obtained a binding support agreement and option to purchase approximately 18% of the outstanding common stock of Battle Mountain from Mark Kucher, which provides that he will vote for and support the transaction. Royal Gold and Battle Mountain also entered into a binding agreement providing for a 45-day exclusive period to conclude definitive documentation for the merger and providing for break-up fees payable to Royal Gold in the event Battle Mountain enters into a competing agreement with another party within twelve months. There is also a mutual break-up fee payable in the event that either party breaches the agreement.

About Royal Gold

Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests. Royal Gold is publicly-traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.

About Battle Mountain

Battle Mountain is a precious metals royalty company with a portfolio consisting of 12 properties located mainly in the Americas. Their principal assets include a 1.25% net smelter return (“NSR”) royalty on gold production from the Dolores project in Mexico, under development by Minefinders Corporation Ltd. Battle Mountain also has an option to acquire an additional 2.0% NSR royalty on gold and silver production from the Dolores project. Including the option, Battle Mountain’s properties contain approximately 4.8 million ounces of gold reserves and 136 million ounces of silver reserves. (For an overview of Battle Mountain’s royalty portfolio refer to Attachment A)

On behalf of the Board of Directors,

Mark Kucher

Chairman and CEO

To learn more please visit www.bmegold.com or email info@bmegold.com.

Battle Mountain Exploration Gold Corp.

Sixth Floor,
Suite 9

One East Liberty Street

Reno, Nevada 89504

Safe Harbor for Forward-Looking Statements: This release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding the potential transactions and ventures discussed in this release. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the risks inherent in mineral exploration, the need to obtain additional financing, the availability of needed personnel and equipment for future exploration and development, fluctuations in the price of minerals, and general economic conditions.

FOR INVESTOR INFORMATION PLEASE CALL 1-800-436-0167

Appendix A

Battle Mountain Gold Exploration’s Royalty Portfolio

Properties with Proven and Probable Ore Reserves[1,2]
Property	Location	Ownership	NSR Rate %	Status	Metal	Tons/ Tonnes (millions)	Average Grade (opt/gpt)		Contained Ounces[3] (millions)
							Au	Ag	Au	Ag
Williams Mine	Ontario	Teck Cominco (50%), Barrick Gold (50%)	0.72	Operating	Gold	19.5 / 17.7	0.076 / 2.62	-	1.49	-
Don Mario Mine	Bolivia	Orvana Minerals	3.0	Operating	Gold and Silver	7.2 / 6.5	0.087 / 2.97	1.14 / 39.2	0.62	8.2
El Limon Mine & La India Resource	Nicaragua	Glencairn Gold (95%), Inversiones Mineras S.A. (5%)	3.0	Operating	Gold	1.4 / 1.3	0.156 / 5.34	-	0.22	-
Joe Mann Mine	Quebec	Campbell Resources	1.00[4]	Operating	Gold	0.08 / 0.07	0.214 / 7.35	-	0.02	-
Dolores Project	Mexico	Minefinders	1.25[4]	Operations to begin 2007	Gold	110.5 / 100.2	0.022 / 0.76	-	2.45	-
Dolores Project	Mexico	Minefinders	2.0[5]		Gold and Silver			1.16 / 39.7		127.8
							Total Reserves		4.8	136.0

Appendix A (continued)

Battle Mountain Gold Exploration’s Royalty Portfolio

Development and Exploration Properties
Property	Location	Ownership	NSR Rate %	Status	Metal	Tons/ Tonnes (millions)	Average Grade (opt/gpt) Au
Sega Resource	Burkina Faso	Orezone Resources	3.0[6]	Resource Development	Gold	-	-
Relief Canyon	Nevada	Firstgold	4.0	Exploration	Gold	-	-
Fletcher Junction Project	Nevada	Pediment Gold	1.25	Exploration	Gold	-	-
Hot Pot Project	Nevada	Pediment Gold	1.25	Exploration	Gold	-	-
Marmato Properties	Colombia	Mineros Nacionales S.A.	5.0	Exploration	Gold	-	-
Night Hawk Lake Property	Ontario	Selkirk Metals (40%), East West Resource (40%), Canadian Golden Dragon (20%)	2.5	Exploration	Base Metals	-	-
Lluvia de Oro Mine	Mexico	Columbia Metals, Tara Gold Resources	2.0	Care and Maintenance	Gold	-	-

[1]

Set forth below are the definitions of proven and probable reserves used by the U.S. Securities and Exchange Commission. Some of these royalty operators are Canadian issuers.  Their definitions of “mineral reserve,” “proven mineral reserve” and “probable mineral reserve” conform to the Canadian Institute of Mining, Metallurgy and Petroleum definitions of these terms as of the effective date of estimation as required by National Instrument 43-101 of the Canadian Securities Administrators.

“Reserve” is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

“Proven (Measured) Reserves” are reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes, and the grade is computed from the results of detailed sampling, and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that the size, shape, depth and mineral content of the reserves are well established.

“Probable (Indicated) Reserves” are reserves for which the quantity and grade are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced.  The degree of assurance of probable (indicated) reserves, although lower than that for proven (measured) reserves, is high enough to assume geological continuity between points of observation.

[2]	This information is derived from publicly-available information from the operators of the properties and Battle Mountain Gold Exploration’s National Instrument

43-101 reports.

[3]	“Contained ounces” are 100% of the reserves subject to the royalty interests and do not take into account losses in processing the ore.

[4]	Royalty applies to gold production only.

[5]	Battle Mountain holds an option to acquire a 2% NSR royalty which applies to both gold and silver.

[6]	Orezone has the right to buy back up to 2.0% of the royalty for $2 million.

* Royalty applies to gold production only.

** Royalty applies to both gold and silver production.